Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement No. 333-137598 on Form F-3 and in the Registration Statement No. 333-128606 on Form F-3 of our report dated May 8, 2009, relating to the financial statements of Nordic American Tanker Shipping Limited and Management’s annual report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 20-F of Nordic American Tanker Shipping Limited for the year ended December 31, 2008.

/s/ Deloitte AS

Oslo, Norway
May 8, 2009